Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated March 27, 2026, relating to the consolidated financial statements of BW Ultimate Parent, LLC, which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, P.C.
Boston, Massachusetts

April 17, 2026